Exhibit 99.1

MARATHON ANNOUNCES IVAN-DAMAGED

PETRONIUS’ RETURN TO PRODUCTION

HOUSTON, March 15, 2005 — Marathon Oil Corporation (NYSE: MRO) today announced that its Hurricane Ivan—damaged Petronius platform in the Gulf of Mexico has resumed production.  Currently, Petronius is producing at approximately 75 percent of pre-Hurricane Ivan rates of some 53,000 gross barrels of oil equivalent per day, with efforts underway to ramp up production to pre-Ivan levels by the end of March.

As Hurricane Ivan approached the Alabama Gulf Coast in the fall of 2004, its eye passed almost directly over Petronius.  Significant damage occurred to the rig crew quarters, production equipment, and deck structures.

Petronius is located approximately 130 miles (200 km) southeast of New Orleans. Prior to Hurricane Ivan, Petronius averaged 42,000 gross barrels of crude oil and 65 million gross cubic feet of natural gas per day.  ChevronTexaco is the operator of Petronius with a 50 percent interest, with Marathon holding the remaining 50 percent interest.

Marathon Oil Corporation is a fully integrated energy company engaged in worldwide exploration, development, production and transportation of crude oil and natural gas.  Through its 62 percent ownership in Marathon Ashland Petroleum LLC, the company refines, markets and transports petroleum products in the United States.

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This news release contains forward-looking statements concerning the timing of resumption of production from the Petronius platform.  Some factors that could affect the timing of this production include unforeseen problems arising from repair work or severe weather conditions.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contact:	Paul Weeditz	713-296-3910

Investor Relations Contacts:	Ken Matheny	713-296-4114

	Howard Thill	713-296-4140